Exhibit 99.1

Federal-Mogul Reports Fourth Quarter and Full Year 2012 Results

•	Fourth quarter 2012 sales of $1.6 billion, FY 2012 sales of $6.7 billion.

•	Q4 2012 net loss of $(80) million primarily due to a weaker European market. Adjusted net loss of $(41) million when excluding restructuring, impairments and special items.

•	FY 2012 net loss of $(117) million on the weak European market and impairment charges. FY adjusted net income of $51 million, excluding restructuring, impairments and special items.

•	Operational EBITDA of $65 million in Q4 2012 and $483 million for FY 2012. Adjusted Operational EBITDA of $84 million in Q4 2012 and $508 million for FY 2012.

•	Multi-site restructuring to transfer production and equipment to lower cost locations.

Southfield, Michigan, February 27, 2013… Federal-Mogul Corporation (NASDAQ: FDML) today announced fourth quarter 2012 sales of $1.6 billion, four percent lower than the fourth quarter of 2011, or two percent lower on a constant dollar basis. The result includes the impact of 13% lower global commercial and industrial engine production, and a 14% decline in European light vehicle production, compounded by a shift in mix within light vehicle production from higher content diesel to gasoline products. The company had a net loss of $(80) million in Q4 2012 due to the weaker European light vehicle and global commercial vehicle markets with negative regional and product mix. Without the impact of restructuring, impairments and special items, the company had an adjusted net loss of $(41) million in Q4 2012. Operational EBITDA in Q4 2012 was $65 million due to the lower European sales and unfavorable mix, combined with legal and commercial charges of $(19) million. Excluding these items, Q4 2012 Adjusted EBITDA was $84 million.

Financial Summary	Q4 2012	Q4 2011	2012	2011
($ millions)
Net Sales	$1,595	$1,654	$6,664	$6,910
Gross Margin	$168	$247	$911	$1,088
pct. of sales	10.5%	14.9%	13.7%	15.7%
SG&A	$(173)	$(167)	$(712)	$(689)
pct. of sales	10.8%	10.1%	10.7%	10.0%
Net (Loss)	$(80)	$(239)	$(117)	$(90)
attributable to Federal-Mogul
(Loss) Per Share	$(.81)	$(2.42)	$(1.18)	$(.91)
in dollars, diluted EPS
Operational EBITDA[1]	$65	$153	$483	$683
pct. of sales	4.1%	9.2%	7.2%	9.9%
Cash Outflow[2]	$(77)	$43	$(480)	$(115)
Adjusted Net (Loss) Income[3]	$(41)	$52	$51	$208
attributable to Federal-Mogul
Adjusted Operational EBITDA[4]	$84	$153	$508	$683
pct. of sales	5.3%	9.2%	7.6%	9.9%

Detailed schedules are available at the end of this press release

The company, for full year 2012 reported four percent lower sales than 2011, comprising a one percent constant dollar increase, offset by an adverse currency impact of five percent. Sales in North America were three percent higher and in Rest of World (ROW) eight percent higher on a constant dollar basis, but were offset by four percent lower sales in Europe, excluding sales from BERU. The company in China had nine percent constant dollar sales growth during Q4 2012 versus Q4 2011.

Federal-Mogul, for full year 2012 reported a net loss of $(117) million with the European market, impairments and special items negatively impacting results. The company had an adjusted net income of $51 million when excluding the impact of the impairments, restructuring and special items.

Operational EBITDA for the full year 2012 was $483 million. When excluding the impact of special items of $25 million, including legal, customer and other contractual agreements, the company had 2012 Adjusted Operational EBITDA of $508 million.

The company in Q2 2012 announced a $60 million restructuring program involving three plant closures and one site downsizing. The closures are expected to be completed by the end of Q2 2013. The company today announced plans to commence an additional multi-site restructuring program involving the potential closure or downsizing of manufacturing facilities, primarily in Western Europe. The plan will be implemented from 2013 through 2015 and involves shifting capacity and equipment to existing lower cost sites in Eastern Europe, Asia and Mexico. Details of each site restructuring plan will be disclosed to employees in accordance with relevant legal requirements and customary consultations with employee representatives, labor authorities and other stakeholders.

“We are evaluating the markets closely and anticipate implementing a plan to transfer capacity from higher cost locations to available capacity in lower cost locations in Mexico, Poland, China and other sites,” said Rainer Jueckstock, co-CEO and Powertrain Segment CEO. “We are balancing Federal-Mogul’s global manufacturing footprint efficiency with the need to support our customer’s planned growth in developing markets and with the need to be ready for the eventual European market recovery.”

Segment Revenue and Operational EBITDA Q4 2012

Federal-Mogul in Q4 2012 had total revenue of $1.6 billion. The Powertrain Segment (PT) had total revenue of $973 million including intercompany sales to Vehicle Component Solutions Segment (VCS). Powertrain Segment revenue in Q4 2012 was six percent lower, or three percent lower on a constant dollar basis, compared to Q4 2011.

Commercial vehicle production in Federal-Mogul’s primary markets declined 13% during the fourth quarter 2012, versus the same period of 2011, resulting in a seven percent decrease in the company’s Powertrain Segment sales to CV and industrial markets during the quarter. Sales in EMEA, where PT derives a significant portion of its revenue and profitability from light vehicle diesel, commercial and industrial powertrain products, were 12% lower than Q4 2011, compared to a market decline of 14%.

Furthermore, the softer European market conditions also drove a product mix shift within light vehicle production away from higher content diesel engines towards lower content gasoline engines, with a significant impact on profitability. Sales to OE customers in North America during the period were up two percent. Sales to OE customers in China grew 8% during Q4 2012, versus Q4 2011.

“Our European customers have signaled a market recovery in the second half of 2013. We don’t expect current lower European volumes and diesel to gasoline engine mix for the long term, since diesel powertrains are ultimately more fuel efficient and are preferred by a large percentage of European customers. However, the economic impact of conditions in the last half of 2012 drove an unfavorable mix that negatively impacted the company’s profitability in recent periods,” said Jueckstock.

The Powertrain Segment recorded Operational EBITDA of $29 million in Q4 2012, down from $108 million in Q4 2011, primarily driven by the reduced volume and unfavorable mix conditions previously explained. The segment was also negatively impacted by a special commercial agreement in the quarter. Excluding this item, the Powertrain Segment had Adjusted Operational EBITDA of $39 million.

The VCS Segment in Q4 2012 had revenue of $709 million. Total revenue was down two percent, or flat on a constant dollar basis. The VCS Segment had a two percent decline in sales to customers in original equipment markets, or up one percent on a constant dollar basis. Global aftermarket sales were down one percent on a constant dollar basis. The VCS Segment recorded Operational EBITDA of $37 million in Q4 2012, down $8 million versus Q4 2011. Without the impact of a legal settlement recorded in the quarter, VCS Operational EBITDA would have been $46 million or 6.5% of sales, an improvement of $1 million versus the fourth quarter 2011.

“We continue to see evidence of the success of our marketing and distribution strategies,” said Michael Broderick, Federal-Mogul co-CEO and CEO Vehicle Component Solutions Segment. “Our large North American core aftermarket business is stabilizing as we are exiting unprofitable business while simultaneously focusing on product differentiation in all our premium product lines.”

Net Results

Federal-Mogul reported a net loss of $(80) million in the fourth quarter 2012 primarily due to lower sales, especially in the European market. The net result was further impacted by special legal and commercial agreements of $(19) million, impairment charges of $(20) million and $(6) million of restructuring charges. Without the impact of these items and the associated tax benefit of $6 million, the company had an adjusted net loss of $(41) million.

For the full year 2012, the company had a net loss of $(117) million with the full year earnings impact of lower sales in Europe, special items of $(25) million and other non-EBITDA charges, principally impairments, totaling $(169) million. Without the impairment, special items and associated tax impact of $26 million, the company would have recorded $51 million net income.

Cash Flow

The company recorded a cash outflow of $(77) million during the fourth quarter of 2012 and had an outflow of $(480) million for the full year 2012. Full year capital spending of $387 million and interest payments of $106 million offset $483 million of Operational EBITDA. In addition, a significant portion of cash outflow was due to the extension of $285 million of accounts receivable requested by several large U.S. aftermarket retail customers as part of commercial negotiations. The company does not intend to continue to extend payment terms in the future. During the period, Federal-Mogul also contributed $90 million to the U.S.-funded pension plan and paid $52 million for the BERU spark plug business. Federal-Mogul had a cash balance of $467 million at the end of the fourth quarter 2012 and an undrawn revolver of $450 million.

Analyst Call

The company will hold a call with analysts and other interested parties at 10:00AM EST on February 27, 2013.

Details for registering to join the call are available at www.federalmogul.com/investors.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul’s Vehicle Component Solutions Segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Definitions

1 Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired and financed. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S.-based funded pension plan and OPEB curtailment gains or losses.

2 Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows.

3 Adjusted net income (loss) is defined as net income attributable to Federal-Mogul before the impact of impairment charges, OPEB curtailment gains and restructuring expense and before a special commercial settlement of $10 million, a legal settlement of $9 million, both occurring in Q4 2012 and a contractual settlement of $6 million occurring in Q1 2012.

4 Adjusted Operational EBITDA refers to Operational EBITDA, before the impact of a special commercial settlement of $10 million, a legal settlement of $9 million, both occurring in Q4 2012 and a contractual settlement of $6 million occurring in Q1 2012.

CONTACT:

Media:	Investors:

Steve Gaut	David Pouliot

(248) 354-7826	(248) 354-7967

steven.gaut@federalmogul.com	david.pouliot@federalmogul.com

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$1,595	$1,654	$6,664	$6,910
Cost of products sold	(1,427)	(1,407)	(5,753)	(5,822)

Gross margin	168	247	911	1,088
Selling, general and administrative expenses	(173)	(167)	(712)	(689)
OPEB curtailment gains	—	1	51	1
Adjustment of assets to fair value	(20)	(304)	(194)	(307)
Interest expense, net	(32)	(32)	(128)	(127)
Amortization expense	(13)	(12)	(49)	(48)
Equity earnings of non-consolidated affiliates	6	10	34	37
Restructuring expense, net	(6)	(1)	(26)	(5)
Other expense, net	(8)	(3)	(26)	(16)

Loss before income taxes	(78)	(261)	(139)	(66)
Income tax benefit (expense)	1	24	29	(17)

Net loss	(77)	(237)	(110)	(83)
Less net income attributable to noncontrolling interests	(3)	(2)	(7)	(7)

Net Loss attributable to Federal-Mogul	$(80)	$(239)	$(117)	$(90)

Net Loss per common share attributable to Federal-Mogul:
Basic	$(0.81)	$(2.42)	$(1.18)	$(0.91)

Diluted	$(0.81)	$(2.42)	$(1.18)	$(0.91)

FEDERAL-MOGUL CORPORATION

Consolidated Balance Sheets (Unaudited)

	December 31
	2012	2011
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$467	$953
Accounts receivable, net	1,396	1,186
Inventories, net	1,074	956
Prepaid expenses and other current assets	203	204

Total current assets	3,140	3,299
Property, plant and equipment, net	1,971	1,855
Goodwill and other indefinite-lived intangible assets	1,019	1,115
Definite-lived intangible assets, net	408	434
Investments in non-consolidated affiliates	240	228
Other noncurrent assets	149	98

	$6,927	$7,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$94	$88
Accounts payable	751	767
Accrued liabilities	423	367
Current portion of postemployment benefits liability	47	43
Other current liabilities	174	165

Total current liabilities	1,489	1,430
Long-term debt	2,733	2,741
Postemployment benefits liability	1,362	1,229
Long-term portion of deferred income taxes	388	434
Other accrued liabilities	123	142
Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of both December 31, 2012 and 2011)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(559)	(442)
Accumulated other comprehensive loss	(850)	(739)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	725	953

Non-controlling interests	107	100

Total shareholders’ equity	832	1,053

	$6,927	$7,029

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31
	2012	2011
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net loss	$(110)	$(83)
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	289	284
Adjustment of assets to fair value	194	307
Change in postemployment benefits, excluding curtailment gains	(66)	(45)
Deferred tax benefit	(78)	(17)
Equity earnings of non-consolidated affiliates	(34)	(37)
Cash dividends received from non-consolidated affiliates	31	16
Restructuring expense, net	26	5
Payments against restructuring liabilities	(15)	(21)
OPEB curtailment gains	(51)	(1)
Insurance proceeds related to Thailand flood	17	—
Gains from sales of property, plant, and equipment	(2)	—
Changes in operating assets and liabilities:
Accounts receivable	(197)	(137)
Inventories	(93)	(140)
Accounts payable	(2)	87
Other assets and liabilities	38	23

Net Cash (Used by) Provided From Operating Activities	(53)	241
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(387)	(348)
Payments to acquire business	(52)	(8)
Insurance proceeds related to Thailand flood	13	—
Net proceeds from sales of property, plant and equipment	5	—
Investment in non-consolidated affiliates	(6)	—

Net Cash Used By Investing Activities	(427)	(356)
Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(30)	(29)
Net proceeds on servicing of factoring arrangements	2	2
Decrease in other long-term debt	—	(4)
Increase in short-term debt	6	16

Net Cash Used By Financing Activities	(22)	(15)
Effect of foreign currency exchange rate fluctuations on cash	16	(22)

Decrease in cash and equivalents	(486)	(152)
Cash and equivalents at beginning of year	953	1,105

Cash and equivalents at end of year	$467	$953

FEDERAL-MOGUL CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(Millions of Dollars)
Net Loss	$(77)	$(237)	$(110)	$(83)
Depreciation and amortization	77	73	289	284
Interest expense, net	32	32	128	127
Adjustment of assets to fair value	20	304	194	307
Non-service cost components of U.S. based funded pension plan	9	6	35	25
Restructuring expense, net	6	1	26	5
OPEB curtailment gains	—	(1)	(51)	(1)
Income tax (benefit) expense	(1)	(24)	(29)	17
Other	(1)	(1)	1	2

Operational EBITDA	$65	$153	$483	$683

Operational EBITDA	$65	$153	$483	$683
Legal and contractual settlements	9	—	15	—
Commercial agreement	10	—	10	—

Adjusted Operational EBITDA	$84	$153	$508	$683

Net Loss Attributable to Federal-Mogul	$(80)	$(239)	$(117)	$(90)
OPEB curtailment gains	—	(1)	(51)	(1)
Adjustment of assets to fair value	20	304	194	307
Restructuring expense, net	6	1	26	5
Legal and contractual settlements	9	—	15	—
Commercial agreement	10	—	10	—
Less tax benefit attributable to above items	(6)	(13)	(26)	(13)

Adjusted Net (Loss) Income Attributable to Federal-Mogul	$(41)	$52	$51	$208

Cash Flow
Net cash (used by) provided from operating activities	$18	$117	$(53)	$241
Net cash used by investing activities	(95)	(74)	(427)	(356)

	$(77)	$43	$(480)	$(115)

Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired and financed. During the third quarter of 2012, the Company adjusted its definition of Operational EBITDA to include the service cost component of its U.S. based funded pension plan. Previously, all components of U.S. based funded pension expense were excluded from Operational EDITDA on a total Company basis. Accordingly, Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan and OPEB curtailment gains or losses. Prior periods have been reclassified to conform with the current definition of operational EBITDA.